Exhibit 99.2

Citizens South Banking Corporation Authorizes the Repurchase of Up To 5.0% of
Outstanding Common Stock

          GASTONIA, N.C., Jan. 22 /PRNewswire-FirstCall/ -- Citizens South Banking Corporation (Nasdaq: CSBC) announced today that the Company’s Board of Directors authorized the repurchase of up to 400,000 shares, or approximately 5.0%, of the Company’s outstanding common stock.  The stock repurchase program may be carried out through open market purchases, block trades, and in negotiated private transactions.  The stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

          The Company has approximately 15,000 shares remaining to repurchase under the existing plan that was authorized in January 2006. In total, the Company has repurchased 2,603,446 shares, or approximately 28.7% of the 9,062,727 shares outstanding that were issued in the Company’s second-step stock offering in September 2002.

          President and Chief Executive Officer Kim S. Price stated, “We remain committed to our plan to prudently leverage the Company’s capital. This stock repurchase program is an important part of our overall capital management strategy and is one of the available methods to prudently leverage our capital.”

          Citizens South Bank, headquartered in Gastonia, North Carolina, was founded in 1904.  The Bank operates fourteen full-service offices located in four North Carolina counties -- Gaston, Rowan, Iredell, and Union -- and two loan production offices in Mecklenburg County, North Carolina, and York County, South Carolina.

          This news release contains certain forward-looking statements, which are subject to risks and uncertainties.  A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005, describe some of these factors.  Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

SOURCE  Citizens South Banking Corporation
          -0-                                                       01/22/2007
          /CONTACT:  Gary F. Hoskins, CFO of Citizens South Banking Corporation, +1-704-884-2263, or gary.hoskins@citizenssouth.com/
          /Web site:  http://www.citizenssouth.com/
          (CSBC)